Exhibit 3.192
ENDORSED – FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
OF THE STATE OF CALIFORNIA
DEC 15 1998
DILL JONES, SECRETARY OF STATE
ARTICLES OF INCORPORATION
OF
BAY COLLECTION SERVICES, INC.
ARTICLE I.
     The name of the corporation is BAY COLLECTION SERVICES, INC..
ARTICLE II.
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III.
     The name and address in this state of the corporation’s initial agent for service of process is:

Name	Address
Richard E. Norris	3260 Blume Drive, Suite 400
Richmond, CA 94806
ARTICLE IV.
     The corporation is authorized to issue only one class of stock having a total number of 1,000,000 shares.
     IN WITNESS WHEREOF, the undersigned, who is the incorporator of this corporation, has executed these Articles of Incorporation on December 14, 1998

/s/ Richard E. Norris
RICHARD E. NORRIS, Incorporator

DECLARATION OF INCORPORATOR
     I declare that:
     1. I am the person whose name is subscribed below.
     2. I am the sole incorporator of BAY COLLECTION SERVICES, INC. and I have executed these Articles of Incorporation.
     3. The foregoing Articles of Incorporation are my act and deed.
     Executed on December       , 1998 at Richmond, California

/s/ Richard E. Norris RICHARD E. NORRIS, Incorporator

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